Exhibit 99.1

deCODE genetics Announces Third Quarter 2005 Financial Results

Reykjavik, ICELAND, November 7, 2005 – deCODE genetics (Nasdaq:DCGN) today reported consolidated financial results for the quarter ended September 30, 2005. A conference call to discuss the quarter’s results and recent progress in the company’s drug development programs will be webcast live tomorrow, Tuesday, November 8, at 8am EST/1pm GMT (details below).

Revenue for the third quarter 2005 was $13.2 million, compared to $11.0 million for the same period a year ago. For the first nine months of 2005, revenue was $34.2 million, compared to $30.9 million for the first nine months of 2004. At September 30, 2005 the company had $13.1 million in deferred research revenue, which will be recognized over future reporting periods.

Net loss for the third quarter 2005 was $11.4 million, compared to $12.5 million for the third quarter 2004. For the first nine months of 2005, net loss was $41.6 million, compared to $37.8 million for the same period last year. Basic and diluted net loss per share was $0.21 for the third quarter this year, compared to $0.23 for the third quarter last year. Basic and diluted net loss per share for the first nine months of 2005 was $0.78, compared to $0.71 for the same period in 2004. At September 30, 2005 the company had approximately 54.7 million shares outstanding.

At the close of the third quarter 2005 the company had $171.0 million in cash and investments, compared to $198.3 million, including $6.0 million in restricted cash, at December 31, 2004.

Research and development expense for proprietary programs was $11.0 million for the third quarter 2005, compared to $6.5 million for the third quarter 2004. For the first nine months this year research and development expense was $30.1 million, compared to $16.0 million for the same period last year. These increases principally reflect clinical development costs for the company’s most advanced drug development programs.

Selling, general and administrative expenses for the third quarter and first nine months of 2005 were $4.8 million and $13.7 million, respectively, compared to $4.3 million and $14.2 million for the respective periods in 2004.

“During the past quarter we have been focused on our ongoing clinical trials and taking our lead therapeutic programs into the next stage of development. The coming months look to be both intense and exciting, as we reach agreement with the FDA on the protocol for the Phase III trial of DG031 and prepare to begin enrollment; complete the necessary Phase I work for DG041 to begin Phase II; and conclude our Phase II trial in asthma. We are also swiftly advancing in our work on an inhibitor of the LTA4 hydrolase for the prevention of heart attack. Our progress in this program may enable us to realize even more effectively the medical and commercial potential of targeting the leukotriene pathway in heart attack, and we expect an LTA4H inhibitor to be the first of two INDs we hope to file next year. I believe we are making rapid progress in using human genetics to make better medicine,” said Kari Stefansson, CEO of deCODE.

Recent highlights include:

Drug Discovery and Development

•                  Heart attack - DG031. The company is working with the U.S. Food and Drug Administration (FDA) to finalize the protocol for the Phase III clinical trial for DG031, its developmental compound for the prevention of heart attack, pursuant to a Special Protocol Assessment.

•                  Heart attack – LTA4H. At its medicinal chemistry facility in Chicago deCODE is advancing its program to develop an inhibitor of the leukotriene A4 hydrolase (LTA4H), the product of a second gene in the leukotriene pathway that the company’s genetics research has linked to risk for heart attack. The LTA4H is an enzyme which acts downstream of the FLAP, the target of DG031, and is directly involved in the synthesis of leukotriene B4 (LTB4). The company’s functional research indicates that the at-risk variants in the genes encoding FLAP and LTA4H increase risk of heart attack principally by upregulating the production of LTB4.

•                  PAD – DG041. In the clinical development program for DG041, deCODE’s compound for the treatment of peripheral artery disease (PAD), the company is completing the Phase I studies necessary to begin Phase II clinical trials that will examine the effect of the compound on pain-free walking distance and a number of biomarkers associated with PAD. DG041 is a first-in-class small-molecule inhibitor of the EP3 receptor for prostaglandins E2. deCODE identified the EP3 receptor as a drug target through its population genetics research, which has linked variations in the gene encoding the EP3 receptor to susceptibility to PAD.

•                  Asthma. The company is conducting a Phase II clinical trial in asthma of a third-party compound that inhibits the MAP3K9 kinase, the product of a gene deCODE has linked to risk of asthma. The study is examining safety and tolerability, as well as improvement in lung function and reduction in airway inflammation.

•                  Pain. deCODE is exploring the development of inhibitors of the EP3 receptor for prostaglandins E2, a discovery program started as part of its program in PAD, for the treatment of pain. The EP3 receptor lies in an important pathway for modulating pain, and there is a great medical need for non opiate-based pain drugs.

•                  Vascular disease/stroke. deCODE is advancing its discovery program for PDE4 inhibitors for the treatment and prevention of vascular disease, including stroke. This program is being conducted under deCODE’s alliance with Roche.

About deCODE

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs for common diseases. deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information

A conference call, during which deCODE management will discuss the quarter’s financial results and recent operating highlights, will be webcast tomorrow, Tuesday, November 8, at 8am EST/1pm GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, through www.streetevents.com, or, for non-subscribers to StreetEvents, on www.earnings.com. A replay of the call will be available on these websites for the following week. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 801099.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
	In thousands, except share and per share amounts (unaudited)
Revenue	$13,197	$11,022	$34,157	$30,939
OPERATING EXPENSES
Cost of revenue, including collaborative programs	9,149	10,451	27,082	32,104
Research and development – proprietary programs	10,989	6,507	30,069	16,010
Selling,general and administrative	4,840	4,339	13,692	14,191
Total operating expense	24,978	21,297	70,843	62,305

Operating loss	(11,781)	(10,275)	(36,686)	(31,366)
Interest income	1,631	925	4,284	1,906
Interest expense	(1,686)	(2,716)	(5,775)	(6,028)
Other non-operating income and (expense), net	466	(436)	(3,461)	(2,329)
Net loss	$(11,370)	$(12,502)	$(41,638)	$(37,817)
Basic and diluted net loss per share:	$(0.21)	$(0.23)	$(0.78)	$(0.71)
Shares used in computing basic and diluted net loss per share	53,741,436	53,613,120	53,685,015	53,368,377

Condensed Consolidated Balance Sheet Data

	At September 30, 2005	At December 31, 2004
	in thousands (unaudited)
Cash and investments, including restricted cash	$171,012	$198,320
Total assets	225,138	288,252
Total liabilities	214,287	235,826
Total shareholders’ equity	10,851	52,396